SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant                                [ X ]
Filed by a Party other than the Registrant             [    ]

Check the appropriate box:
[ x ]     Preliminary Proxy Statement
[   ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                              TYREX OIL COMPANY
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ]     No fee required.
[   ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a6(j)(2)
[   ]     $500 per each party to the controversy pursuant to Exchange Act Rule
          14a-6(i)(3)
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
          11

                    1) Title of each class of securities to which transaction applies:

                    2) Aggregate number of securities to which transaction applies:

                    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.(1)

                    4)   Proposed maximum aggregate value of transaction:


(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
                    1)   Amount Previously Paid:

                    2)   Form, schedule or Registration Statement No.:

                    3)   Filing Party:

                    4)   Date Filed:

                               TYREX OIL COMPANY

                   Notice of Special Meeting of Shareholders
                         To Be Held on May      , 1997

     Notice is hereby given that a Special Meeting (the Meeting") of Shareholders of Tyrex Oil Company, a Wyoming corporation (the Company"), will
be convened at 10:00 a.m. local time, on May,      , 1997, at the offices of the
Company, 777 North Overland Trail, Suite 101, Casper, Wyoming, for the following purposes:

          1. To consider and act upon a proposal to approve the sale of substantially all of the Company's producing oil and gas properties, as described in the accompanying Proxy Statement; and

          2. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on May    , 1997 will be
entitled to vote at the Meeting.

     If Proposal 1 is adopted, Shareholders of the Company are entitled to dissent from, and obtain payment of the fair value of their shares, as described in the accompanying Proxy Statement. A copy of Article 13 of the Wyoming Business Corporation Act, which sets forth the rights of dissenters, is attached to the Proxy Statement as Appendix A.


SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. IF YOU CANNOT ATTEND, PLEASE COMPLETE, DATE AND SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. YOUR VOTE IS IMPORTANT.


                                   By the Board of Directors,

                                   /s/ Doris K. Backus

                                   Doris K. Backus, Secretary

Casper, Wyoming
May      , 1997

                               TYREX OIL COMPANY
                      Suite 101, 777 North Overland Trail
                             Casper, Wyoming  82601

                                PROXY STATEMENT

                        Special Meeting of Shareholders
                           To be Held May      , 1997
                                    GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Tyrex Oil Company (the "Company"), to be used at a Special Meeting of Shareholders (the "Meeting") to be held at the offices of the Company, 777 North Overland Trail, Suite 101, Casper, Wyoming, on
May     , 1997, at 10:00 a.m. local time, for the purposes set forth in the accompanying Notice of Special Meeting.  This statement was sent to shareholders
of the Company on or about May    , 1997.

     The matter to be brought before the Meeting is approval of the sale of substantially all of the Company's producing oil and gas properties as described more fully in Proposal No. 1 - Sale of Substantially All of the Company's Producing Oil and Gas Properties."

     The shares covered by the enclosed proxy, if such is properly executed and received by the Board of Directors prior to the Meeting, will be voted in favor of the proposal to be considered, unless such proxy specifies otherwise. A proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Company at its above address. Shareholders may vote their shares in person if they attend the Meeting, even if they have executed and returned a proxy.

                               VOTING SECURITIES

     Only shareholders of record at the close of business on May , 1997 will be entitled to vote at the Meeting. On that date, there were issued and outstanding 10,960,091 shares of the Company's $0.01 par value common stock ("Common Stock"), entitled to one vote per share.

     A majority of the outstanding Common Stock will constitute a quorum for the transaction of business at the Meeting. The vote of a majority of the issued and outstanding Common Stock is needed to approve the proposal.

                                 PROPOSAL NO. 1
  SALE OF SUBSTANTIALLY ALL OF THE COMPANY'S PRODUCING OIL AND GAS PROPERTIES

     Description of Properties Proposed to be Sold. The Company operates 12 wells in the Williston Basin of North Dakota and Montana. Six of the wells are located in the Smith Field, Renville County, North Dakota. The Company's working interests range from 70% to 100% in these wells which were drilled in the late 1980's by TXO and were purchased by the Company from Marathon Oil Company in 1992. The Company has working interest ranging from 15% to 100% in the other six wells. The Company also owns interests in non-operated oil wells located predominately in North Dakota, and Wyoming. The Company has a 30.25% working interest in the Antelope/Madison Unit in McKenzie County, North Dakota which is the Company's largest producing property. The field was discovered in 1956, and the Company purchased its interest in 1988 from Amoco Oil Company and Exxon. The Company has minor interests in Utah and Colorado and nine non-operated properties in Wyoming. It also has various royalty interests in approximately 90 wells in the Powder River Basin of Wyoming which contribute on average about 22 barrels of oil per day to the Company. These royalty interests are also proposed to be sold.

     Certain reserve information, production history and cash flow concerning the properties proposed to be sold is set forth below.

     Summary of Contract to Sell Properties. The Company has entered into an oil and gas purchase and sale agreement ("Agreement") to sell the above properties. A copy of the Agreement is on file at the offices of the Company and may be inspected by shareholders during reasonable business hours. The following description of the Agreement is qualified in its entirety by reference to the Agreement.

     Under the Agreement, there are four buyers of the interests to be sold (collectively the Buyer"). Two of the entities constituting the Buyer are not affiliated with the Company, the other two persons are a corporation, owned by the President of the Company, and an employee of the Company. All of the persons named below are engaged in the oil and gas business. For information concerning the Board of Directors' review of the transaction see Fairness Determination by the Board of Directors" below.

     The name and address of the parties constituting the Buyer, along with the interest in the properties proposed to be purchased by each party, are as follows:

Name and Address    Percent of Interest in Properties Proposed to be Purchased

All Energy, Inc.                        60%
P.O. Box 3439
Casper, Wyoming 82602

Steve C. Kirkwood                       15%
1715 Brookview Drive
Casper, Wyoming 82601

Douglas K. Morton(1)
2001 Begonia
Casper, Wyoming 82604                   15%

Lifetime Associates, Inc.(2)            10%
116 Valley Drive
Casper, Wyoming 82604

(1)  Employee of the Company.
(2) Owned 100% jointly by Tom N. Richardson, President of the Company and his spouse.

     Under the Agreement, all of the above described interests will be sold for a total of $1,803,257 in cash. The Buyer has deposited with the Company a performance deposit of $180,325 applicable towards the price. At the closing, the Buyer will pay to the Company the remaining unpaid portion of the total purchase price. The Buyer has until April 30, 1997 to advise the Company in writing of any title defects in the interests to be sold. In the event of a title defect, the Buyer may request reduction of the purchase price. The Company may request an increase in the purchase price if the net revenue interests proposed to be sold are actually greater than that the Company disclosed to the Buyer. The parties agree to use their best efforts to agree on the validity of any adverse claims to title and the amount of any purchase price adjustment. The Agreement also provides for applicable adjustment in price in the event that a preferential right to purchase is exercised with respect to any of the properties proposed to be sold. The Company is unaware of any preferential rights with respect to the properties proposed to be sold. Conveyance of the interests of the Company will be without any warranty of title and without any warranty of fitness or condition of the material or equipment conveyed.

     The Agreement provides that the closing of the purchase and sale will be held on or before July 1, 1997. The Agreement further provides that all proceeds from the sale of production by the Company prior to the effective time of the property sale (January 1, 1997) and attributable to the interest shall belong to the Company and all proceeds from the sale of production, less operating expenses, attributable to the interest after such time shall belong to the Buyer. The Agreement provides that the Buyer shall have the right for 30 days to conduct or have conducted an environmental assessment of the properties proposed to be sold and shall provide the results of such assessment to the Company. The Company is not aware of any environmental issues associated with any of the properties to be sold. Under the Agreement, the Company has made no warranty or representation as to the quality or quantity of reserves attributable to the interests to be sold.

     Fairness Determination by the Board of Directors. The Board of Directors of the Company, after a thorough review of the proposed transaction, believes that the price to be received for the properties is fair and in the best interest of the Company and its shareholders.

     For a considerable period of time, the Board of Directors has been concerned that it is extremely difficult for a small, independent oil and gas company to obtain exploration and development funds for expansion while recognizing also that its assets were depleting. Throughout 1996, the Board of Directors considered several alternatives to enhance shareholder value, including whether the Company should attempt to sell all of its oil and gas properties and liquidate the Company, merge the Company with another oil entity or sell the oil and gas properties and merge the Company with a non-oil related entity. None of these alternatives were chosen by the Board.

     In early December 1996, the Company received a bid from an outside third party to purchase the properties proposed to be sold; the bid was approximately $1,450,000. The Board determined that this bid was not acceptable. In January 1997 another entity made an offer of $1,725,000 for the properties proposed to be sold. The ultimate buyer then made an offer of $1,700,000. Management of the Company was directed to have bids resubmitted by the two parties. On January 19, 1997 the Company received bids from the two competing parties. The bid of All Energy, Inc. for $1,803,000 was the top bid. The Board of Directors reviewed the bid and determined that it was the highest and should be accepted.

     During the bidding process, the President of the Company, Tom N. Richardson, along with an employee of the Company, requested to the Board that, if acceptable to the purchaser, they be given the opportunity to purchase a portion of the interests proposed to be sold. To avoid conflicts, Mr. Richardson and the employee of the Company did not participate in the bidding process. After the highest bid was accepted, the successful bidder, upon request of the Company, determined that Mr. Richardson, through his entity, Lifetime Associates, Inc., should be given the opportunity to purchase 10% of the interests in the properties proposed to be sold and an employee, Douglas K. Morton, should be given the opportunity to purchase 15% of the interests proposed to be sold. These amounts were agreed to after consultation between the bidder and these two persons. These persons will purchase their interests on the same basis as the successful bidder for the properties.

     The Board of Directors of the Company, after review of the bid proposals, believes that the offer is fair to the Company. The Board of Directors of the Company made its determination without the input or advice of Mr. Richardson or the employee who will be purchasing an interest. The Board of Directors of the Company collectively has spent many, many years in the oil and gas business in evaluating oil and gas prospects and producing properties. The Board reviewed the production histories, cash flows and future potential for the properties, as well as the Company's reserve report prepared for the Company by an independent outside petroleum engineering firm. The Board believes that under the present circumstances, the price to be paid for the properties is fair to all shareholders of the Company. The Board of Directors made its determination without the advice of an appraisal or so called fairness opinion." However, the Board is of the belief that its experience and abilities are superior to those of outside advisors, particularly because of the Board's knowledge of the properties proposed to be sold.

     In the event the proposal is approved by the shareholders at the Meeting, the Board of Directors intends to review alternatives then available to the Company, with the ultimate objective of obtaining the greatest shareholder value possible. These efforts could include, by way of illustration and not of limitation, continuation of the Company's oil and gas business, attempting to sell or merge the Company to another party or the liquidation or partial liquidation of the Company.

     A partial liquidation might take the form, for example, of the Company offering to redeem a portion of each shareholders' holdings in the Company. The Company, might then seek to merge with another company, more than likely a private company wishing to have public shareholders and potential for a trading market. Any such partial liquidation or "self tender offer" would be made by the Company only after complying with certain regulations adopted by the Securities and Exchange Commission.

     These possible courses of action have only been generally reviewed by the Board of Directors, and it will not undertake a definite course of action until such time as the proposal is approved or rejected by the shareholders. In the event the proposal is rejected by the shareholders, the Board of Directors of the Company intends to continue the business of the Company as well as evaluate the different courses of action discussed above and attempt to maximize shareholder value. If the proposal is approved by shareholders, the Company will attempt to minimize its general and administrative costs in order to preserve as much cash as possible. However, interest income from cash on hand is not anticipated to cover such costs, although any losses incurred would not be significant. The Company is not aware of any federal or state regulatory approvals relating to the proposal.

     Other than as described above there are no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions between the persons constituting the Buyer and the Company.

     A VOTE FOR THIS PROPOSAL IS RECOMMENDED BY THE BOARD OF DIRECTORS.

             INFORMATION CONCERNING PROPERTIES PROPOSED TO BE SOLD
The following information relates to the Company's oil and gas properties proposed to be sold for the year ended June 30, 1996. The amounts as of January 1, 1997, the effective date of the Agreement would have been slightly higher since oil prices were about $4.75 higher at that time as compared to June 30, 1996. Oil prices since January 1, 1997 have declined by approximately $7.00 per barrel through the date hereof.

Oil and Gas Producing Activities.

Capitalized costs relating to oil and gas producing activities at June 30, 1996:

                                    1996            1995            1994

Undeveloped properties         $     452,164   $     550,012   $     592,083
Developed properties               4,335,098       4,285,955       4,551,453

   Total                           4,787,262       4,835,967       5,143,536
Accumulated depreciation and
depletion                         (2,792,301)     (2,443,458)     (2,290,974)


   Net                         $   1,994,961   $   2,392,509   $   2,852,562



Costs incurred in oil and gas property acquisitions, exploration, and development activities for the years ended June 30, (all located in the United States):

                                    1996            1995            1994
Property acquisition:
  Proved                       $      55,342   $      37,171   $     -
  Unproved                             7,629          60,448         278,638
Exploration                          123,100         196,132         280,635
Development                            5,223         108,319         199,416


   Total                       $     191,294   $     402,070   $     758,689



Reserve quantity information (unaudited) for the years ended June 30 (all located in the United States):

                                1996                  1995                 1994

                          Oil        Gas       Oil        Gas       Oil        Gas
                         (bbls)     (mcf)    (bbls)      (mcf)     (bbls)     (mcf)

Beginning of year        575,088  1,174,442  668,925   1,309,470   728,393  1,235,385
Revisions of previous    165,551   (190,831) (22,276)               62,304    217,224
estimates                                             -
Purchases (sales) of
minerals in
 place - net              (1,231)   147,234   18,365               (37,369)    (9,420)
                                                      -
Discoveries                                                         24,470
                        -         -          -        -                     -
Production               (81,328)   (98,964) (89,926)   (135,028) (108,873)  (133,719)
End of year              658,080  1,031,881  575,088   1,174,442   668,925  1,309,470


The above reserve information for 1996 is based on estimates prepared by Allen & Crouch, independent petroleum engineers, from data including ownership interests, operating expenses, production information and current prices furnished to them by the Company. Estimates of reserves for 1994 and 1995 were prepared by the Company. Estimates of gas and oil reserves and their estimated values require numerous engineering assumptions as to the productive capacity and production rates of existing geological formations and require the use of certain Securities and Exchange Commission guidelines as to assumptions regarding costs to be incurred in developing and producing reserves and prices to be realized from the sale of future production. Revisions of previous year estimates can have a significant impact on these values. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly changes previous estimates of proved reserves and their valuation. Accordingly, estimates of reserves and their value are inherently imprecise and are subject to constant revision and change and should not be construed as representing the actual quantities of future production or cash flows to be realized from the Company's gas and oil properties or the fair market value of such properties.

The following is a standardized measure of the discounted net future cash flows and changes applicable to proved oil and gas reserves required by the SFAS 69 of the Financial Accounting Standards Board. The future cash flows are based on estimates of oil and gas reserves utilizing prices and costs in effect as of year end discounted at 10% per year and assuming continuation of existing economic conditions.

Standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves at June 30:

                              1996            1995            1994

Future cash flows        $  11,878,297   $   9,500,916   $   9,024,284
Future production costs     (6,844,832)     (4,766,970)     (6,659,005)
Future development costs      (310,024)       (281,840)       (256,218)
Future income taxes           (194,972)       (174,388)       (316,359)

Future net cash flows        4,528,469       4,277,718       1,792,702
10% annual discount         (1,358,541)     (1,283,315)       (537,811)

   Discounted future net
     cash flows          $   3,169,928   $   2,994,403   $   1,254,891



The following are the principal sources of changes in the standardized measure of discounted future net cash flows for the years ended June 30:

                               1996            1995           1994

Sales, net of production
  costs                    $   (497,791)  $   (641,437)  $    (410,459)
Discoveries                           -              -          93,231
Purchases                       (67,728)       149,675              -
Revisions of previous
  quantity estimates          1,463,140       (181,548)        205,365
Net changes in prices and
  production costs           (1,039,089)     2,113,382      (2,151,606)
Accretion of discount           316,993        299,440         319,851


     Net changes           $    175,525   $  1,739,512   $  (1,943,618)

Average sales prices and costs for the year ended June 30, are as follows:

                      1996      1995      1994

Sales price
  Oil (per bbl)    $   17.36 $   15.03 $   12.14
  Gas (per mcf)          .44       .73       .69
Production costs,
 including taxes
  Oil (per bbl)         8.99      6.88      8.33
  Gas (per mcf)          .90       .69       .83

                            Selected Financial Data

                       Six Months
                         Ended
                        December
                          31,                             Year Ended June 30,

                          1996         1996         1995         1994         1993         1992

Total Revenues        $ 1,283,963   $1,502,762  $ 2,053,438  $  1,792,654 $ 2,155,627  $ 1,774,009

Income (loss)
before
extraordinary item    $   175,183   $ (156,212) $   143,893  $   (559,213)$  (223,432) $    35,353(1)

Income (loss)
before
extraordinary
item per share        $       .02   $     (.01) $       .01  $       (.05)$      (.02) $         -

Cash dividends per
common share          $         -   $        -  $         -  $          - $         -  $         -

At end of Period:
  Total assets        $ 2,730,651   $2,795,087  $ 2,920,497  $  3,360,097 $ 3,928,128  $ 3,352,676

  Long-term
  obligations         $         -   $  154,001  $         -  $    336,724 $   453,409  $         -

  Working capital                                            $
  (deficit)           $ 1,132,931   $  560,387  $   147,727      (161,747)$   246,322  $   708,555

  Stockholders'
  equity              $ 2,605,266   $2,430,083  $ 2,576,039  $  2,435,493 $ 2,991,106  $ 3,214,809


    (1) An extraordinary Item of $6,239 was recognized in fiscal year 1992 due to the reduction of income tax expense from the utilization of operating loss carryforwards from the prior years.

                       PRO FORMA CONDENSED BALANCE SHEET
The following unaudited pro forma balance sheet has been derived from the balance sheet of the Company included in the Form 10-Q for the six month period ended December 31, 1996 and adjusts such information to give effect for the proposed sale of all oil and gas properties and related investments as if the sale had occurred at December 31, 1996. The pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that actually would have resulted if the sale had been consummated at December 31, 1996. The pro forma balance sheet should be read in conjunction with the notes thereto and the Company's proxy statement.

                                               Actual       Adjustments        Pro Forma


    ASSETS
CURRENT ASSETS
  Cash and cash equivalents                 $    951,936   $ 1,900,000  (1) $ 2,851,936
  Certificates of deposit                        105,000             -          105,000
  Accounts receivable                            164,263      (164,263) (2)           -
  Prepaid maintenance fees                           262             -              262
  Accrued interest receivable                        290             -              290

      Total                                    1,221,751     1,735,737        2,957,488


OTHER ASSETS
  Investment                                      81,642       (81,642) (3)           -
  Other                                              489          (489) (4)           -

      Total                                       82,131       (82,131)               -

PROPERTY AND EQUIPMENT, at cost
  Oil and gas properties - using successful
  efforts method net of accumulated
  depreciation and depletion                   1,463,296    (1,463,296) (5)           -
  Less: impairment allowance                     (40,603)       40,603  (5)           -

                                               1,422,693    (1,422,693)               -

  Other equipment, net of accumulated
  depreciation                                     4,076             -            4,076

      Total                                    1,426,769    (1,422,693)           4,076


      Total                                 $  2,730,651   $   230,913      $ 2,961,564



    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                          $     28,032   $   (27,032) (6) $     1,000
  Accrued expenses                                59,318       (59,318) (6)           -
  Lease payable                                    1,470             -            1,470
  Current portion of debt                              -             -                -

      Total                                       88,820       (86,350)           2,470

DEFERRED COMPENSATION                             36,565       (36,565) (7)           -

      Total Liabilities                          125,385      (122,915)           2,470


STOCKHOLDERS' EQUITY
  Common stock, $.01 par value; authorized
  - 50,000,000 shares; issued and
  outstanding - 10,960,091 shares                109,601             -          109,601
  Additional paid-in capital                   5,396,910             -        5,396,910
  Retained (deficit)                          (2,895,258)      353,828       (2,541,430)

                                               2,611,253       353,828        2,965,081
  Less: Treasury stock, at cost, 45,000
  shares                                          (5,987)            -           (5,987)

      Total                                    2,605,266       353,828        2,959,094


      Total                                 $  2,730,651   $   230,913      $ 2,961,564


See Notes to Pro Forma Balance Sheet

                   NOTES TO PRO FORMA CONDENSED BALANCE SHEET

(1) Adjustment to reflect proceeds received by the Company from the sale of all oil and gas properties for $1.8 million and the sale of the coal partnership interest for $100,000.

(2)  Elimination of receivable related to oil and gas operations.

(3)  Coal partnership interest to be sold.

(4)  Oil and gas hedging investment would be eliminated.

(5)  Removal of basis of all oil and gas assets.

(6) Elimination of payables and accrued expenses related to oil and gas operations.

(7)  Employee positions would have been eliminated with sale.

                       PRO FORMA STATEMENTS OF OPERATIONS

The following unaudited pro forma statements of operations have been derived from the statements of operations of the Company for the fiscal year ended June 30, 1996 and the six months ended December 31, 1996 and adjusts such information to give effect for the proposed sale of all oil and gas properties and related investments as if the sale had occurred on July 1, 1995. The pro forma statements of operations are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have resulted if the sale had been consummated on July 1, 1995 nor which may result from future operations. The pro forma statements of operations should be read in conjunction with the notes thereto and the Company's proxy statement.

                                                Fiscal Year Ended                             Six Months Ended
                                                  June 30, 1996                              December 31, 1996

                                                   Adjust-            Pro                        Adjust-            Pro
                                      Actual        ments            Forma         Actual         ments            Forma

REVENUES
 Oil and gas sales                 $  1,330,128  $(1,330,128) (1) $         -  $     826,706  $   (826,706) (1)$          -
 Sales of oil and gas properties          6,903       (6,903) (1)           -        379,200      (379,200) (1)           -
 Sale of investments                      7,232       (7,232) (2)           -            377          (377) (2)           -
 Sale of other equipment                    500         (500) (1)           -              -             -                -
 Interest                                 5,110      123,227  (3)     128,337         12,901        51,268  (3)      64,169
 Coal                                    28,363      (28,363) (4)           -         17,530       (17,530) (4)           -
 Other, primarily operating fees        124,526     (124,526) (1)           -         47,249       (47,249) (1)           -

   Total                              1,502,762   (1,374,425)         128,337      1,283,963    (1,219,794)          64,169

COSTS AND EXPENSES
 Oil and gas production                 697,998     (697,998) (1)           -        321,214      (321,214) (1)           -
 Production taxes                       134,339     (134,339) (1)           -         89,053       (89,053) (1)           -
 Cost of oil and gas properties
  sold                                    7,894       (7,894) (1)           -        369,219      (369,219) (1)           -
 Cost of investments sold                13,703      (13,703) (2)           -          6,666        (6,666) (2)           -
 Cost of other equipment sold                14          (14) (1)           -                                             -
 Exploration                            123,100     (123,100) (1)           -         26,913       (26,913) (1)           -
 Depreciation, depletion and
  valuation allowance                   361,581     (357,581) (1)       4,000        142,019      (140,019) (1)       2,000
 Interest                                20,590      (20,590) (5)           -          6,365        (6,365) (5)           -
 General and administrative             299,755     (244,144) (6)      55,611        147,331      (117,777) (6)      29,554

   Total                              1,658,974   (1,599,363)          59,611      1,108,780    (1,077,226)          31,554

INCOME (LOSS) BEFORE
 INCOME TAXES                          (156,212) $   224,938           68,726        175,183  $    142,568           32,615

INCOME TAX EXPENSE
 (CREDITS)
 Current                                      -                             -              -                              -
 Deferred                                     -                             -              -                              -

                                              -               (7)           -              -                (7)           -

NET INCOME (LOSS)                  $   (156,212)                  $    68,726  $     175,183                   $     32,615

DIVIDENDS PER SHARE                $          -                   $         -  $           -                   $          -

INCOME (LOSS) PER
 COMMON AND COMMON
 EQUIVALENT SHARE                  $       (.01)                  $       .01  $         .02                    $       .00

WEIGHTED AVERAGE
 SHARES OUTSTANDING                  10,897,707                    10,897,707     10,960,091                     10,960,091

See Notes to Pro Forma Statements of Operations.

                  NOTES TO PRO FORMA STATEMENTS OF OPERATIONS

(1) Adjustments to eliminate all revenue and expenses pertaining to oil and gas operations.

(2) Adjustments to eliminate sale of investments that relate to hedging transactions for oil and gas production units.

(3) Adjustments to reflect that the proceeds for the sale of the properties and other cash will be invested in U.S. Treasury bills and earn a minimum rate of return of 4.5%.

(4)  Elimination of earnings on a coal partnership to be sold.

(5) Elimination of interest expense as if sale had occurred at July 1, 1995. All long-term debt would have been paid as of that time.

(6) Reduction of general and administrative expenses to reflect that, without oil and gas operations, the Company would have need for only one employee. Other expenses such as telephone, legal, accounting, dues, etc. would have been substantially lower.

(7) Valuation allowance will remain on deferred tax asset. Past evidence does not prove it is "more likely than not" to be realized.

                     MARKET FOR THE COMPANY'S COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

     The Company's common stock is traded in the over-the-counter market under the symbol "TYRX." Public trading of the common stock commenced on September 5, 1980.

     The table below presents the range of high and low bid quotations for the calendar quarters set forth below as reported by the NASDAQ quotation system. The quotations represent prices between dealers and do not include retail markup, markdown or commissions, hence they may not represent actual transactions.

                                              Bid
                                  High                Low

                Calendar 1995
               First Quarter       $ .22               $ .16
               Second Quarter      $ .25               $ .16
               Third Quarter       $ .25               $ .09
               Fourth Quarter      $ .19               $ .09

                Calendar 1996
               First Quarter       $ .22               $ .13
               Second Quarter      $ .25               $ .16
               Third Quarter       $ .25               $ .16
               Fourth Quarter      $ .28               $ .16

                Calendar 1997
               First Quarter       $ .28               $ .20

               SHAREHOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth information as of the record date for the Meeting concerning each director, including such person's ownership of Common Stock (the Company's only outstanding class of voting securities), on an individual basis and ownership by all directors and executive officers of the Company as a group. All of the persons below have informed the Company that they intend to vote for the proposal to sell substantially all of the Company's oil and gas properties.
                                Period of
                                Service as     Number of Shares      Percent
                 Position(s)     Director or   Beneficially Owned       of
  Name and Age with the Company  Officer      Direct     Indirect      Class(g)

John D. Traut  Chairman of the     11/8/79      534,000 (a)   -0-      4.9%
70             Board and a
               Director            to present

Tom N.
Richardson     President, Chief    7/10/86      349,400 (b)d)  -0-     3.1%
47             Executive and       to present
               Financial Officer
               and a Director

William P.
Gruman         A Director and      1/27/86      393,500 (b)(e)  -0-    3.5%
68             Employee            to present

Morris R.
Massey         A Director          6/1/93         15,500 (a)    -0-    (c)
65                                 to present

Doris K.
Backus         Secretary-
43             Treasurer           12/5/91
               and a Director      to present     80,000 (a)(f) -0-    (c)

All officers and directors
  as a group (five persons)                       1,372,400     -0-   11.7%
                                                  ===========   ====   ====

(a) Represents shares over which the named individual has sole voting and investment powers.
(b)  Includes some shares held jointly with spouse.
(c)  Less than 1%.
(d) Includes 160,000 shares underlying presently exercisable stock options granted pursuant to the Employees' Non-Qualified Stock Option Plan.
(e) Includes 160,000 shares underlying presently exercisable stock options granted pursuant to the Employees' Non-Qualified Stock Option Plan.
(f) Includes 49,000 shares underlying presently exercisable stock options granted pursuant to the Employees' Non-Qualified Stock Option Plan.
(g)  Computed in accordance with Rule 13d-3 of the Securities Exchange Act of
     1934.

     The Company was not aware of any person as of the record date who was the record or beneficial owner of more than 5% of the Company's outstanding Common Stock.

           INTEREST OF CERTAIN PERSONS IN THE MATTER TO BE ACTED UPON

     In connection with the proposal of the Company to sell substantially all of its producing oil and gas properties as set forth below, 25% of the purchase price will be paid by, and thereafter an aggregate 25% interest in the properties will be owned by, the President of the Company and an employee of the Company. The President, through a corporation he owns jointly with his spouse, will own a 10% interest in the properties to be purchased, and the employee will own a 15% interest in the properties.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated by reference into this Proxy Statement and are deemed to be a part hereof: (a) Annual Report on Form 10-K for the fiscal year ended June 30, 1996; and (b) Quarterly Reports on Form 10-Q for the quarters ended September 30, and December 31, 1996. All documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement, and until the later of consummation or termination of the sale of the properties as described herein, shall be deemed to be incorporated by reference into this Proxy Statement and to be part hereof from the date of the filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

     This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Copies of such documents (excluding exhibits thereto, unless such exhibits are incorporated by reference into such documents) are available to each person to whom this Proxy Statement is sent, upon written or oral request. Requests for such copies should be directed to Tom N. Richardson, President, 777 North Overland Trail, Suite 101, Casper, Wyoming 82601.

        RIGHTS OF DISSENTING SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES

     The following is a summary of dissenters' rights available to shareholders of the Company, which summary is not intended to be a complete statement of applicable Wyoming law and is qualified in its entirety by reference to Article 13 of the Wyoming Business Corporation Act, which is set forth as Appendix A hereto.

     Procedure for Exercise of Dissenters' Rights. A shareholder who wishes to assert dissenters' rights shall deliver to the Company before the vote is taken at the Meeting a written notice of his or her intent to demand payment for his or her shares if the proposal is effectuated. Furthermore, such shareholder may not vote his or her shares in favor of the proposed action. A shareholder who does not satisfy these requirements shall not be entitled to payment for shares under the Wyoming Business Corporation Act.

     In the event the proposal is approved at the Meeting, the Company will deliver a written dissenters' notice to all shareholders who provided a proper notice of intent to demand payment to the Company. The letter shall be sent no later than 10 days after the action was taken and shall: (i) state where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited; (ii) inform holders of uncertificated shares to what extent the transfer the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and require that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date; (iv) set a date by which the Company shall receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice is delivered; and (v) be accompanied by a copy of Article 13 of the Wyoming Business Corporation Act.

     A shareholder who receives a notice from the Company shall demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice and deposit his or her shares in accordance with the terms of the notice of the Company. A shareholder who demands payment and deposits his share certificates shall retain all other rights of a shareholder until such rights are canceled or modified by the taking of the proposed corporate action. A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the notice given by the Company, shall not be entitled to payment for his or her shares under the Wyoming Business Corporation Act. The Company may restrict the transfer of uncertificated shares from the date the demand for payment is received until the proposed corporate action is taken.

     As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the Company will pay each dissenter who complies with the above provisions the amount the Company estimates to be the fair value of his or her shares plus accrued interest. The payment shall be accompanied by the
Company's: (i) balance sheet as of September 30, 1996, income statement for that fiscal year, statement of changes in shareholders' equity for that fiscal year and the latest available interim financial statements; (ii) a statement of the Company's estimate of the fair value of the shares; (iii) an explanation of how interest was calculated; (iv) a statement of the dissenters' right to demand payment and a copy of Article 13 of the Wyoming Business Corporation Act.

     If the Company does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the Company will return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited certificates and releasing transfer restrictions, the Company takes the proposed action, it will send a new dissenters' notice and repeat the payment demand procedure.

     The Company may elect to withhold required payment to dissenters unless such dissenters were the beneficial owners of the shares before the date set forth in the dissenters' notice as of the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action. To the extent the Company elects to withhold payment after taking the proposed corporate action, it will estimate the fair value of the shares plus accrued interest and will pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The Company will send with its offer a statement of its estimate of the fair value of the shares, an explanation of how interest was calculated, and a statement of the dissenter's right to demand payment if the shareholder is dissatisfied with the payment or offer.

     A dissenter may notify the Company in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate less any prior payments made or reject the offer of the Company and demand payment of the fair value of his or her shares and interest due if: (i) the dissenter believes that the amount or offered is less than the fair value of his or her shares or that the interest due is incorrectly calculated; (ii) the Company fails to make payment within 60 days after the date set for demanding payment; or (iii) the Company, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenter waives his or her right to demand payment under this procedure unless he or she notifies the Company of his or her demand in writing within 30 days after the Company made or offered payment for his or her shares.

     Judicial Appraisal of Shares. If a demand for payment remains unsettled, the Company will commence a proceeding within 60 days after receiving the payment demand and petition a court to determine the fair value of the shares and accrued interest. If the Company does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled, the amount demanded. The Company will commence any such proceeding in the District Court of Natrona County, Wyoming. The Company will make all dissenters whose demand remains unsettled parties to the proceeding as in a action against their shares and all parties will be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers will have the powers described in the order appointing them. The dissenters will be entitled to the same discovery rights in the court action as parties in other civil proceedings.

     Each dissenter made a party to the proceeding will be entitled to judgment for: (i) the amount, if any, by which the court finds the fair value of shares, plus interest, exceeds the amount paid by the Company; or (ii) the fair value, plus accrued interest, of after acquired shares for which the Company elected to withhold payment.

     The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of court appointed appraisers. The court will assess the costs against the Company, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (i) against the Company and in favor of any or all dissenters if the court finds the Company did not comply substantially with the requirements of Article 13 of the Wyoming Business Corporation Act; or (ii) against either the Company or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided in Article 13 of the Wyoming Business Corporation Act. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the Company, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who would benefit.

                                 OTHER MATTERS
     The Board of Directors knows of no other matters to be brought before the Meeting; if other matters properly come before the Meeting, it is the intention of the persons named in the solicited proxy to vote such proxy in accordance with their judgment.

     No compensation will be paid to any person in connection with solicitation of proxies. Brokers, banks, and other entities will be reimbursed for out-of-pocket and reasonable clericals expenses incurred in obtaining instructions from beneficial owners of the Company's Common stock. Special solicitation of proxies may, in certain instances, be made personally or by telephone by officers and employees of the Company and by employees of certain banking and brokerage houses. All expenses, estimated to be normal in connection with this solicitation, will be borne by the Company.

     Representatives of the Company s independent accountants, Hocker, Lovelett, Hargens & Skogen, P.C., are expected to be present at the Meeting and will have the opportunity make a statement if they desire to do so and will be available to respond to appropriate questions.

                  DEADLINE OF RECEIPT OF SHAREHOLDER PROPOSALS
            FOR ANNUAL MEETING SCHEDULED TO BE HELD IN DECEMBER 1997

     Any proposal by a shareholder to be presented at the Company's Annual Meeting of Shareholders scheduled to be held in December 1997 must be received at the offices of the Company, Suite 101, 777 North Overland Trail, Casper, Wyoming 82601, no later than August 1, 1997.

                                                                      APPENDIX A

                        Article 13.  Dissenters' Rights
                      Subarticle A.  Right to Dissent and
                           Obtain Payment for Shares

     17-16-1301 DEFINITIONS.-(a) As used in this article:

     (i) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;
     (ii) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving, new, or acquiring corporation by merger, consolidation, or share exchange of that issuer;
     (iii) "Dissenter" means a shareholder who is entitled to dissent from corporate action under W.S. 17-16-1302 and who exercises that right when and in the manner required by W.S. 17-16-1320 through 17-16-1328;
     (iv) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;
     (v) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all the circumstances;
     (vi) "Record shareholder" means the person in whose names shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;
     (vii) "Shareholder" means the record shareholder or the beneficial shareholder.

     17-16-1302 RIGHT TO DISSENT.-(a) A shareholder is entitled to dissent from, and to obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
     (i) Consummation of a plan of merger or consolidation to which the corporation is a party if:
     (A) Shareholder approval is required for the merger or the consolidation by W.S. 17-16-1103 or 17-16-1111 or the articles of incorporation and the shareholder is entitled to vote on the merger or consolidation; or
     (B) The corporation is a subsidiary that is merged with its parent under W.S. 17-16-1104.
     (ii) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
     (iii) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;
     (iv) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
     (A)  Alters or abolishes a preferential right of the shares;
     (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
     (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

     (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
     (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under W.S. 17-16-604.
     (v) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     17-16-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.-(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:
     (i) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
     (ii) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

          Subarticle B.  Procedure for Exercise of Dissenters' Rights

     17-16-1320 NOTICE OF DISSENTERS' RIGHTS.-(a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.
     (b) If corporate action creating dissenters' rights under W.S. 17-16-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in W.S. 17-16-1322.

     17-16-1321 NOTICE OF INTENT TO DEMAND PAYMENT.-(a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and shall not vote his shares in favor of the proposed action.
     (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this article.

     17-16-1322 DISSENTERS' NOTICE.-(a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of W.S. 17-16-1321.

     (b) The dissenters' notice shall be sent no later than ten (10) days after the corporate action was taken, and shall:
     (i) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;
     (ii) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     (iii) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;
     (iv) Set a date by which the corporation shall receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection (a) of this section is delivered; and
     (v)  Be accompanied by a copy of this article.

     17-16-1323 DUTY TO DEMAND PAYMENT.-(a) A shareholder sent a dissenters' notice described in W.S. 17-16-1322 shall demand payment, certify whether he ac-quired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to W.S. 17-16-1322(b)(iii), and deposit his certificates in accordance with the terms of the notice.
     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

     17-16-1324 SHARE RESTRICTIONS.-(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under W.S. 17-16-1326.
     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     17-16-1325 PAYMENT.-(a) Except as provided in W.S. 17-16-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with W.S. 17-16-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
     (b)  The payment shall be accompanied by:
     (i) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
     (ii) A statement of the corporation's estimate of the fair value of the shares;
     (iii)     An explanation of how the interest was calculated;
     (iv) A statement of the dissenter's rights to demand payment under W.S. 17-16-1328; and
     (v)  A copy of this article.

     17-16-1326 FAILURE TO TAKE ACTION.-(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under W.S. 17-16-1322 and repeat the payment demand procedure.

     17-16-1327 AFTER-ACQUIRED SHARES.-(a) A corporation may elect to withhold payment required by W.S. 17-16-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
     (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under W.S. 17-16-1328.

     17-16-1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.-(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under W.S. 17-16-1325, or reject the corporation's offer under W.S. 17-16-1327 and demand payment of the fair value of his shares and interest due, if:
     (i) The dissenter believes that the amount paid under W.S. 17-16-1325 or offered under W.S. 17-16-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;
     (ii) The corporation fails to make payment under W.S. 17-16-1325 within sixty (60) days after the date set for demanding payment; or
     (iii) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

                  Subarticle C.  Judicial Appraisal of Shares

     17-16-1330 COURT ACTION.-(a) If a demand for payment under W.S. 17-16-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     (b) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office, or if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in the amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     (e) Each dissenter made a party to the proceeding is entitled to judgment for:
     (i) The amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or
     (ii) The fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under W.S. 17-16-1327.

     17-16-1331 COURT COSTS AND COUNSEL FEES.-(a) The court in an appraisal proceeding commenced under W.S. 17-16-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under W.S. 17-16-1328.
     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
     (i) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of W.S. 17-16-1320 through 17-16-1328; or
     (ii) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

PROXY                         PROXY                                   PROXY

                               TYREX OIL COMPANY

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned shareholder of Tyrex Oil Company acknowledges receipt of
the Notice of Special Meeting of Shareholders, to be held May,      , 1997, at
10:00 a.m. local time, at the offices of the Company, 777 North Overland Trail, Suite 101, Casper, Wyoming, and hereby appoints John D. Traut or Doris K. Backus, or either of them, each with the power of substitution, as Attorneys and Proxies to vote all the shares of the undersigned at the Special Meeting and at all adjournments thereof, hereby ratifying and confirming all that the Attorneys and Proxies may do or cause to be done by virtue hereof. The above-named Attorneys and Proxies are instructed to vote all of the undersigned's shares as follows:

1. Proposal to approve the sale of substantially all of the Company's producing oil and gas properties as described in the Proxy Statement of the
     Company dated May    , 1997.

            FOR                AGAINST                  ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE
UNDERSIGNED SHAREHOLDER.   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
 FOR PROPOSAL 1.

                               Dated this     day of        , 1997.

                                Signature

                                Signature

                               Please sign your name exactly as it appears on the shareholder label attached to this proxy card. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

                               PLEASE SIGN, DATE AND RETURN THIS PROXY
                               IMMEDIATELY.
NOTE: Securities Dealers please state the number of shares voted by this proxy

                         AGREEMENT TO PURCHASE AND SELL

     THIS AGREEMENT, made and entered into by and between TYREX OIL COMPANY, a Wyoming Corporation, with address of P. O. Box 2459, Casper, Wyoming 82602, hereinafter called "Tyrex", as Seller, and All Energy, Inc., P.O. Box 3439, Casper, Wyoming 82602, a Wyoming Corporation, 60% interest, Steve C. Kirkwood, 1715 Brookview Drive, Casper, WY 82601, 15% interest, Douglas K. Morton, 2001 Begonia Casper, WY 82604, 15% interest, and Lifetime Associates, Inc., a Wyoming Corporation, 116 Valley Drive Casper, WY 82604, 10% interest, hereinafter collectively called "Buyer", and effective as of the date signed by Tyrex.


                                   WITNESSETH

     Pursuant to an offer submitted by Buyer, Tyrex agrees to sell to Buyer and Buyer agrees to buy from Tyrex as of the Effective Time (as hereinafter defined), for the consideration recited and subject to the terms and conditions set forth, all of Tyrex's interest in those certain oil and gas leasehold estates or other interests set forth in Exhibit A, and the material and equipment therein and thereon and used in connection with the operation of said property for oil and/or gas purposes, including, but not limited to all well bores, well heads, downhole equipment, casing and tubing, specifically excluding vehicles, boats, tools, pulling machines, warehouse stock, equipment or material temporarily located on the properties, and any equipment, pipelines, fixtures or interests in land owned by any purchaser and/or transporter of oil and/or gas from the properties (all of the interests, material and equipment being sold by Tyrex are referred to hereafter as "Interests").

                                   ARTICLE 1

     Buyer agrees to pay for the Interests the total sum of $1,803,257.00 in cash, subject only to any price adjustments, as set forth herein. As evidence of good faith, Buyer has deposited or will deposit with Tyrex a performance deposit of $180,325.00, applicable to the above unadjusted purchase price, which deposit is to be non-interest bearing and which is non-refundable except as provided subsequently. At Closing (as hereinafter defined), Buyer shall pay and deliver to Tyrex the remaining unpaid portion of the total purchase price after any applicable price adjustment as provided for herein. Within five business days after receipt from Tyrex of a document for such purposes, Buyer shall provide an allocation of the purchase price to each individual property (including an allocation between leasehold and equipment) listed on such document for the purpose of (i) establishing a basis for certain taxes, (ii) obtaining waivers of any preferential rights to purchase the property, and (iii) handling those instances for which the purchase price is adjusted as provided herein. In the event that a negative allocation is made on any property, Tyrex expressly reserves the right to withdraw such property or properties from sale, and Buyer agrees to increase the purchase price by the same dollar amount allocated to these properties. For purposes of this Agreement, the parties hereto agree that the purchase price will be allocated as $1,097,169 for Equipment and $706,088 for Reserves.

                                   ARTICLE 2

     Promptly after execution of this Agreement by both parties, Tyrex shall endeavor to provide Buyer and Buyer's authorized representatives, at any reasonable time(s) before Closing (i) physical access to the wells and other equipment included in Tyrex operated interests and associated facilities and properties, at Buyer's sole risk, cost and expense, for the purpose of inspecting the same, and (ii) access, with copying privileges, at Buyer's sole cost, to all raw geological, production, engineering, environmental, and other technical data and records, and to all contract, land, lease, and permit records, to the extent such data and records are in Tyrex's possession and relate to the Interests; provided, however, Tyrex shall have no obligation to provide Buyer access to any interpretative or predictive data or information which Tyrex considers confidential to it or which access Tyrex cannot lawfully provide Buyer because of third-party restrictions on Tyrex.


                                   ARTICLE 3

     Within forty-five (45) days from the effective date of this Agreement, Buyer shall advise Tyrex in writing of any Title Defects in the Interests. For the purpose of this Agreement, a "Title Defect" shall mean a material deficiency in one (or more) of the following respects, to-wit:

          (a) Tyrex's title at the Effective Time, as to one or more properties, is subject to an outstanding mortgage, deed of trust, lien or encumbrance or other adverse claim not mentioned on Exhibit A which would induce a pipeline purchaser to suspend payment of proceeds as to Tyrex's interest or require the furnishing of security or indemnity. Evidence that Tyrex is currently receiving its full share of proceeds from a pipeline purchaser or third-party operator (not under a 100% or other division order requiring Tyrex to further distribute proceeds to third parties) for the Tyrex interest shown on Exhibit A shall be considered a presumption that no defect exists with respect to that interest;

          (b) Tyrex own less than the net revenue interest shown on Exhibit A for a property;

          (c) Tyrex's rights and interests are subject to being reduced by virtue of the exercise by a third party of a reversionary, back-in or other similar right not reflected in the Bid Package, Exhibit A or any supplemental letters and/or addendum sent to Bidders;
          (d) Tyrex is in default under some material provision of a lease, farmout agreement, or other contract or agreement affecting the Interests.

Loss of any lease acreage between the effective date of this Agreement and Closing due to expiration of the lease term will not constitute a Title Defect.


                                   ARTICLE 4

     Buyer may, by delivery of written notice to Tyrex of the existence of a Title Defect, request reduction of the purchase price. Tyrex may request an increase in the purchase price by delivery to Buyer of written notice that the net revenue interest actually owned by Tyrex therein is greater than that shown on Exhibit A for a property.

     Any such notice by Buyer or Tyrex shall include appropriate documentation to substantiate its position and shall be delivered to the other party within 45 days after the effective date of this Agreement. In the event any such notice is not timely delivered, the claimant shall thereafter have no right to assert such Title Defect or different revenue interest as the basis for an adjustment in the purchase price.

     Upon timely delivery of a notice either by Buyer of a Title Defect or by Tyrex of an increase in a net revenue interest, Buyer and Tyrex shall meet and use their best efforts to agree on the validity of the claim and the amount of any required purchase price adjustment. If the parties cannot agree on the amount of a price adjustment, such amount shall be determined in accordance with the following guidelines:

          (a) If a Title Defect is based upon Buyer's notice that Tyrex owns a lesser net revenue interest, or the notice is from Tyrex to the effect that Tyrex owns a greater net revenue interest than that shown on Exhibit A hereto, then the portion of the purchase price allocated to the affected property shall be reduced or increased (as the case may be ) by an amount that is 90% of the amount obtained by multiplying the ratio of the actual net revenue interest to the net revenue interest shown on Exhibit A by the purchase price allocated to the affected property.

          (b) If a Title Defect is a lien, encumbrance or other charge upon a property which is liquidated in amount, then the adjustment shall be the sum necessary to be paid to the obligee to remove the Title Defect from the affected property. If a Title Defect represents an obligation or burden upon the affected property for which the economic detriment to Buyer is not liquidated but can be estimated with reasonable certainty, the adjustment shall be the sum necessary to compensate Buyer at Closing for the adverse economic effect which such Title Defect will have on the affected property. If there is a lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by the Court issuing such order, it shall not be considered a Title Defect under this Agreement.

     Buyer may only adjust the purchase price for Title Defects at Closing if the cumulative amount of adjustments in its favor exceeds $1,000.00. Similarly, Tyrex may only adjust the purchase price at Closing if the cumulative amount of adjustments in its favor exceeds $1,000.00. In the event the net amount of the purchase price adjustments downward exceed 10% of the purchase price, then Tyrex may, upon written notice to Buyer, cancel this Agreement and the same shall be of no further force and effect. In such event Tyrex shall return the performance deposit to Buyer.

     If Buyer shall receive an adjustment of the purchase price at Closing on account of a Title Defect, Tyrex shall have 90 days after Closing to cure such Title Defect at its cost. If on or before such date, Tyrex can demonstrate to Buyer's reasonable satisfaction that such Title Defect has been cured, then Buyer shall pay Tyrex the amount of the adjustment received by Buyer at Closing as a result of such Title Defect. Buyer shall pay such amount to Tyrex within ten (10) business days after receipt of the notice that the Title Defect has been cured.

     If Tyrex determines prior to Closing or within sixty (60) days after Closing that a property description is incorrect, or certain properties or particular interests in a given property or certain gas imbalances among working interest owners included in the bid package were included in error and are not intended for sale, then Tyrex and Buyer shall meet and use their best efforts to resolve the error. Should Tyrex and Buyer be unable to resolve an error prior to Closing, then Tyrex will refund the performance deposit and neither Tyrex or Buyer will have any further obligations under this Agreement. Should Tyrex and Buyer be unable to resolve an error discovered within sixty (60) days after Closing, then Buyer, upon written demand by Tyrex, will make a full reassignment to Tyrex of the Interests, or such gas imbalances purchased, upon the same terms and conditions as set forth in the assignments conveying the Interests, or gas imbalance, to Buyer and Tyrex will refund to Buyer the full purchase price without incurring any interest or any other obligations on Tyrex's part. Any oil and gas lease entered into between Tyrex and Buyer in accordance with this Agreement shall terminate in such event and be of no force and effect.

                                   ARTICLE 5
     In the event a third party exercises an applicable preferential right to purchase any of the properties, the purchase price shall be adjusted by the dollar amount Buyer allocated to the affected property regardless whether it is greater or less than zero and Closing shall occur as to the remainder of the properties. Should a third party exercise such preferential right to purchase a property to which Buyer has allocated a negative dollar amount, Buyer agrees to increase the total purchase price by a dollar amount equal to the negative price allocation. Should a third party exercise such preferential right to purchase a property to which Buyer has allocated a positive dollar amount, Tyrex agrees to reduce the total purchase price by a dollar amount equal to the positive price allocation.


                                   ARTICLE 6

     At Closing, Tyrex shall execute a conveyance in favor of Buyer covering the Interests on Tyrex's usual and customary Form of Transfer and Conveyance or Assignment and Bill of Sale, attached as Exhibit "B", WITHOUT ANY WARRANTY OF TITLE WHATSOEVER, EITHER EXPRESSED OR IMPLIED AND WITHOUT ANY WARRANTY OF FITNESS OR CONDITION OF THE MATERIAL OR EQUIPMENT CONVEYED. Any conveyance executed pursuant to these premises shall be effective as of 7:00 am MST January 1, 1997 (the "Effective Time") regardless of when Closing may actually occur.


                                   ARTICLE 7

     The Closing shall be held on or before May 1, 1997, at 9:00 a.m. MST, at the offices of Tyrex at 777 N. Overland Trail, Suite 101, Casper, WY, or at such other place as Tyrex may designate, or at such other time and place to which Tyrex and Buyer may mutually agree in writing. At Closing the following will occur:
          (a) Buyer shall deliver to Tyrex a certificate, in form satisfactory to Tyrex, dated as of the Closing and executed by a duly authorized officer, partner, or owner, as appropriate, of Buyer, to the effect that Buyer has all requisite corporate, partnership or other power and authority to purchase the Interests on the terms described in this Agreement and to perform its other obligations hereunder and that all corporate, partnership and/or other prerequisites of whatsoever nature have been fulfilled.

          (b) Tyrex shall execute, acknowledge and deliver assignments, bills of sales and such other instruments as may be necessary to convey title to the interests to Buyer.

          (c) Buyer shall deliver to Tyrex by wire transfer of cash, or certified funds, the remaining balance of the total purchase price as adjusted hereunder, subject to further adjustment after Closing as provided for herein.

          (d) Tyrex at its sole option may provide a preliminary settlement statement covering ad valorem taxes, severance taxes, crude inventories above the pipeline connection, and gas production inventories credited to Tyrex as of the effective date. Tyrex may also provide an estimate of operating expenses and capital expenditures from the Effective Time until the time of final settlement. If such preliminary settlement and/or estimates are provided, Tyrex may require payment of this preliminary settlement at Closing.

          (e) For Interests in the states of Montana and North Dakota, Buyer shall deliver to Tyrex, at or prior to Closing, evidence of the appropriate bond, surety letter or letter of credit in a form acceptable to the relevant State regulatory agency.
          (f) Tyrex shall provide Buyer copies of executed documents on all wells (inactive or active) operated by Tyrex, as required by the applicable regulatory agency to effect a change of operator for the properties being sold. These documents shall be approved and endorsed, if necessary, by the applicable regulatory agency accepting the Buyer as the new operator. Should Tyrex and Buyer fail to close for any reason after such document designating Buyer as the operator has been approved, Buyer agrees to provide documentation to re-designate Tyrex as the operator of the leases and wells within three (3) days after receipt of Tyrex's request in writing.

          (g) Tyrex shall (subject to the terms of any applicable operating agreements and to the other provisions hereof) deliver to Buyer exclusive possession of the Interests, effective as of the Effective Time.

          (h) Within thirty (30) days after Closing, Tyrex will furnish Buyer originals or copies of data and records identified in Article 2 (ii).

     After the Closing, Tyrex shall prepare the conveyancing documents for the appropriate governmental records, and shall provide a certified copy of same to the Buyer. Buyer will record and pay for all fees associated with the recording of these documents.

                                   ARTICLE 8

     Major items of material and equipment located on the described property, specifically excluding vehicles, boats, tools, pulling machines, warehouse stock, and equipment or material temporarily located on the properties, have been described to the Buyer. By execution of this Agreement, Buyer acknowledges that it has made or had the opportunity to make a complete inspection and inventory of such material and equipment and is satisfied therewith and that no adjustments will be made at the Closing, for any of the material and equipment conveyed, including that on properties operated by others. There may be on the properties certain pipelines and/or related fixtures and equipment which belong to purchasers and/or transporters of oil and/or gas from the properties, and Buyer acknowledges that such pipelines, fixtures and/or equipment are not covered by this Agreement.

                                   ARTICLE 9

     As may be required by relevant taxing agencies, Tyrex shall collect and Buyer shall pay at Closing all applicable state and local sales tax, use tax, gross receipts tax, business license tax, permit, or fee, unless an appropriate and complete exemption or resale certificate in the form prescribed by the applicable state is provided by Buyer to Tyrex at Closing. The tax collected shall be based upon Buyer's valuation of the applicable property as provided herein. Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against Tyrex with respect to the transaction covered herein shall be paid by Buyer. Any documentary stamp tax which may be due shall be paid buy Buyer.


                                   ARTICLE 10

     All ad valorem taxes, real property taxes, and similar obligations ("Property Taxes") with respect to the tax period in which the Effective Time occurs (the "current tax period") shall be apportioned between Tyrex and Buyer as of the Effective Time based on the immediately preceding tax period's assessment, unless the current tax period's assessment is known. Tyrex will reimburse Buyer for Tyrex's portion for the current tax period either at Closing or in connection with the final settlement. Buyer shall pay, and defend and hold Tyrex harmless with respect to payment of all property taxes on the Interests conveyed for the current tax period and thereafter, together with any interest or penalties assessed thereon.

                                   ARTICLE 11

     All proceeds (including proceeds held in suspense or escrow) from the sale of production actually sold and delivered by Tyrex prior to the Effective Time and attributable to the Interests shall belong to Tyrex and all proceeds from the sale of production actually sold and delivered from and after the Effective Time attributable to the Interests shall belong to Buyer. In addition, all oil, condensate or liquid hydrocarbons (hereinafter in this Agreement called "oil") in storage shall be gauged and all gas meter charts shall be replaced at the Effective Time (with Buyer having the right to have a representative present at the Effective Time for Tyrex operated interests). Buyer shall pay Tyrex for such oil at the price Tyrex is currently receiving for oil or like grade and gravity in the field at the Effective Time.


                                   ARTICLE 12

     Except as otherwise specifically provided in this Agreement, all costs, expenses. liabilities and obligations relating to the Interests which accrue prior to the Effective Time shall be paid and discharged by Tyrex. All costs, expenses and obligations relating to the Interests which accrue from and after the Effective Time shall be paid and discharged by Buyer.

     Any adjustments relative to the proceeds referenced in this Article which may be necessary shall be made by debits and credits between the parties as part of the final settlement as provided for hereinafter.
                                   ARTICLE 13

     All taxes (other than ad valorem and income taxes) which are imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between the parties based upon the respective shares of production taken by the parties. Payment or withholding of all such taxes which have accrued prior to the Effective Time and filing of all statements, returns and documents pertinent thereto shall be the responsibility of Tyrex. Payment or withholding of all such taxes which have accrued from and after the Effective Time and the filing of all statements, returns, and documents incident thereto shall be the responsibility of Buyer.

                                   ARTICLE 14
                        (For Tyrex Operated Properties)

     Tyrex as to that part of the Interests which it now operates, shall operate the same exercising the same standard of care as an ordinary prudent operator under the same or similar circumstances until the Effective Time and until such time that operations are turned over to Buyer, when such operation shall be turned over to, and become the responsibility of, Buyer. The risk of casualty loss relating to the Interests shall pass from Tyrex to Buyer as of the Effective Time. In the event Closing occurs after the Effective Time, or an applicable operating agreement otherwise requires, Tyrex shall, unless Buyer and Tyrex otherwise agree, continue the physical operation of such Interests until Closing or such later time as any applicable operating agreement may require; provided, however, that such operation from and after the Effective Time shall be conducted by Tyrex for and on behalf of Buyer and Buyer shall pay Tyrex for all expenses incurred by Tyrex in such operation.

                                   ARTICLE 15
                      (For Non-Tyrex Operated Properties)

     Tyrex, as to that part of the Interests which it now owns but does not operate, shall exercise the same standard of care as an ordinary prudent working interest owner under the same or similar circumstances until the Closing , when such Interests shall be turned over to, and become the responsibility of, Buyer. The risk of casualty loss relating to the Interests shall pass from Tyrex to Buyer as of the Effective Time. Buyer shall reimburse Tyrex for any costs invoiced by operator and paid by Tyrex for the operation of such Interests after the Effective Time. Such costs shall be included in the preliminary settlement statement or final settlement statement, as appropriate.


                                   ARTICLE 16

     Buyer and Tyrex agree that sale of the Interests will be made subject to any and all assignments, subleases, farmouts, operating agreements, letter agreements and other contracts or agreements with respect to or pertaining to the Interests to the extent that they are binding on Tyrex. Buyer further agrees to expressly assume the obligations and liabilities of Tyrex under such assignments, subleases, farmouts, operating agreements, letter agreements and other contracts or agreements insofar as such obligations or liabilities concern or pertain to the Interests and to execute any documents necessary to effectuate such agreement. The parties agree that this Article shall apply to any and all instruments whether they are recorded or unrecorded.

     Buyer further recognizes that the sale of the above described Interests may require the approval of the lessors, joint interest partners, farmors, sublessors, assignors or any governmental body having jurisdiction and Buyer agrees to assume full responsibility for obtaining any such consent and approval from the above-mentioned parties and furnishing Tyrex with proof of such consent and approval. Buyer further acknowledges that Tyrex shall attempt to obtain waivers from the owners of any preferential rights to purchase properties. Buyer shall not contact such owners about any preferential right to purchase without the prior approval of Tyrex.

     Within a reasonable time after Closing on Tyrex operated interests, but no later than required by applicable rules and regulations or 45 days thereafter, whichever is sooner, Buyer shall erect or install signs required by state or other governmental agencies showing the Buyer as operator of these interests.

                                   ARTICLE 17

     Buyer recognizes and specifically assumes its obligation to properly plug and abandon any and all wells when appropriate in accord with the rules and regulations of any governmental authority having jurisdiction thereof.


                                   ARTICLE 18

     Buyer agrees to defend, indemnify and hold Tyrex harmless from any claims, causes of actions or lawsuits which may arise on or after the Effective Time from the ownership or the operation by Buyer of the properties which have been identified herein and are the subject of this Agreement including claims, causes of actions or lawsuits asserted by third parties or persons holding rights under any mineral lease subject to this sale, for death, injury, damage to property, or failure to comply with the express or implied terms of a mineral lease, and further including any claims, causes of actions or lawsuits asserted by the state, federal or local government or any agency or body thereof, specifically including, without limitations, any expenses arising out of, or in connection with, the plugging and abandoning of any wells. Buyer's indemnification of Tyrex shall extend to and include claims, causes of action or lawsuits based on Tyrex's negligence in operating any of the Interests from and after the Effective Time but shall not extend to any gross negligence or willful misconduct of Tyrex during that same period.


                                   ARTICLE 19

     The properties which have been identified herein and are the subject of this Agreement have been utilized by Tyrex for the purpose of exploration, development, and production of oil and gas. Information, to the best of Tyrex's knowledge, regarding solid waste, including crude oil and produced water, which may have been spilled or disposed of on-site and the locations thereof, including pit closures, burial, landfarming, landspreading, and underground injection will be made available to Buyer prior to Closing. Buyer acknowledges that there may have been spills of these materials in the past onto the properties described herein. In addition, some oil field production equipment may contain asbestos and/or Naturally Occurring Radioactive Material (hereinafter referred to as "NORM"). In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms, and that said wells, materials and equipment located on the property described herein may contain NORM and that NORM-containing material may be buried or otherwise disposed of on the properties. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the equipment and properties where it may be found and that Buyer assumes all liability when such activities are performed.

     Promptly after execution of this Agreement by both parties, Buyer shall have the right for 30 days, at its own risk and expense, to conduct or have conducted an environmental assessment of the described properties and shall provide the results of the environmental assessment to Tyrex. Tyrex will provide Buyer (or its contractor) with reasonable access to the properties operated by Tyrex to conduct the environmental assessment. Tyrex may require Buyer or its contractor to comply with Tyrex's safety and industrial hygiene procedures. Buyer shall release and indemnify and hold harmless Tyrex against any liability or damage to persons or property arising out of such environmental assessment. Such indemnity shall also apply where the liability or damage arises in whole or in part from the negligence of Tyrex. Within this 30 day period, Buyer shall advise Tyrex of any material adverse environmental conditions of the properties which it finds unacceptable. For the purpose of this paragraph, such conditions shall be "material" only if they will cost in excess of .2% of the total purchase price to cure or remedy and were not disclosed on or before the execution of this Agreement. Within 30 days after receipt of such notice, Tyrex may either (1) remedy or agree to remedy such material objection, (2) agree with Buyer on an adjustment to the purchase price or (3) remove the property or properties from the interests being conveyed and adjust the purchase price accordingly. BUYER UNDERSTANDS AND AGREES THAT THIS SALE IS MADE ON AN "AS IS, WHERE IS" BASIS AND BUYER RELEASES TYREX FROM ANY LIABILITY WITH RESPECT THERETO WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO TYREX'S NEGLIGENCE EXCEPT AS OTHERWISE EXPRESSLY AGREED UPON IN WRITING BY TYREX.

     Buyer shall dispose of or discharge any of its waste (including but not limited to produced water, drilling fluids and other associated wastes) in accordance with applicable local, state and federal regulations. To the extent that the properties are not sold in fee to Buyer, Buyer shall keep records of the types, amounts and location of wastes of which are disposed onsite and offsite. When and if any lease, an interest in which has been assigned hereunder, is terminated, Buyer shall take whatever remedial action on the properties is necessary to meet any local, state or federal requirements directed at protecting human health and the environment in effect at that time.

     Buyer, its successors and assigns, hereby agrees to indemnify and defend Tyrex, its successors and assigns, from and against all claims, demands, and causes of action, including any civil fines, penalties or costs of clean-up, plugging liabilities for any and all wells, brought by any and all persons, including (without limitation) Buyer's and Tyrex's employees, agents, or representatives and also including (without limitation) any private citizens, persons, organizations, and any agency, branch, or representative of federal, state or local government, on account of any personal injury or death or damage, destruction, or loss of property, contamination of natural resources (including soil, surface water or ground water) resulting from or arising out of any liability caused by or connected with the presence, disposal or release of any material of any kind in or under the land at the time it is effectively conveyed to Buyer, or thereafter caused by acts of Buyer, its agents, employees, representatives, or agents with regard to its use of the described properties subsequent to the conveyance of the described properties pursuant to this Agreement without regard to any claimed negligence, active or passive, on the part of Tyrex. This indemnification shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that any terms of this Article shall control over any conflicting or contradicting terms or provisions contained in this Agreement.


                                   ARTICLE 20

     Buyer hereby represents to Tyrex that it intends to acquire the Interests for its own benefit and account and that it is not acquiring said Interests with the intent of distributing fractional undivided interests thereof such as would be subject to regulation by federal or state securities laws. Buyer acknowledges that Tyrex is making this sale based on Buyer's representations under this Article.


                                   ARTICLE 21
     Upon receipt of the total purchase price, Tyrex will initiate procedures to cease receiving revenue and incurring operating expenses for the properties being conveyed. Generally, sixty (60) days following Closing, Tyrex will review all revenue received along with royalties paid, operating expenses, taxes, and overhead as provided for in Articles 14 and 15 herein. Approximately sixty (60) days after Closing, or at such other date as Buyer and Tyrex shall mutually agree, Tyrex shall issue a "final settlement statement" for each property conveyed. This statement will net revenues received against royalties, operating expenses, taxes, and overhead (if applicable). The final settlement statements will be summarized and a net check or invoice will be sent to the Buyer. Buyer agrees to promptly pay any such invoice. Tyrex will accept only written inquiries regarding the final settlement statement, which inquiries should be addressed to Tyrex Oil Company, P. O. Box 2459, Casper, WY 82602, Attention: Tom
N. Richardson.

                                   ARTICLE 22

     Tyrex represents and warrants to Buyer that Tyrex has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this Agreement or the transactions contemplated hereby for which Buyer shall have any responsibility whatsoever; and Buyer represents and warrants to Tyrex that Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees in respect of this Agreement or the transactions contemplated hereby for which Tyrex shall have any responsibility whatsoever.


                                   ARTICLE 23

     All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid, to the address as set forth below:


               SELLER                        BUYER


          Tyrex Oil Company                  All Energy, Inc.
          P. O. Box 2459                P.O. Box 3439
          Casper, WY 82602                   Casper, WY 82602
          Attn.: Tom N. Richardson           Attn: Steve Kirkwood

                                   ARTICLE 24

     Should Buyer default in a material way, including but not limited to Buyer's absence at the designated time for Closing, Tyrex shall retain the performance deposit under Article 1 hereof as liquidated damages in addition to all of its other rights at law or in equity. Further, Tyrex shall be free immediately to sell the Interests to any third party without any restriction under or by reason of this Agreement.


                                   ARTICLE 25

     There shall be no press release or public communication concerning this purchase and sale by buyer except with the written consent of Tyrex Oil Company.


                                   ARTICLE 26

     It is specifically agreed that this Agreement constitutes the entire agreement between the parties. Any previous negotiations or communications between the parties hereto are merged herein. Buyer has satisfied itself as to the correctness of any representations or information relating to the Interests heretofore given to Buyer by Tyrex.

     TYREX MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED BUYER IN CONNECTION WITH THE INTERESTS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS OR THE ABILITY OF THE INTERESTS TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY TYREX IS PROVIDED BUYER AS A CONVENIENCE AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK.


                                   ARTICLE 27

     After Closing, Buyer will be responsible for the necessary payments of rentals, shut-in gas well payments and/or minimum royalties. If Tyrex retains any interest in the properties conveyed herein, Buyer will notify Tyrex, in writing, of the payment and the amount paid. Should Buyer decide to not make a payment, Tyrex will be notified, in writing, with sufficient time remaining for Tyrex to make the payment should it so desire. After Closing, Tyrex and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out the purposes and intents of this Agreement and any document, certificate or other instrument delivered pursuant hereto.

     Tyrex represents that Tyrex is a duly organized and validly existing Corporation under the laws of the State of Wyoming; it has the requisite power and authority to execute, deliver and perform this Agreement, the assignments of interest and any other document or agreement executed by it under or in connection with this Agreement. It is understood that this Agreement is subject to the approval of the Stockholders of Tyrex and the cost of securing the approval of the Stockholders of Tyrex will be the sole costs and expense of Tyrex.

Representations of Seller:
     Tyrex represents that neither the execution nor delivery of this Agreement, nor the transactions contemplated herein, nor compliance with the terms and conditions of this Agreement will (i) contravene any provision of law or any statute, decree, rule or regulation binding upon Tyrex or contravene any judgment, decree, franchise, order or permit applicable to Tyrex, (ii) conflict with or result in any breach of any terms, covenants, conditions or provisions of or constitute a default (with or without giving the notice or passage of time or both)under any agreement of Tyrex or any agreement or other instrument to which Tyrex is a party or by which it is bound, (iii) violate any State or Federal security laws.

Representations of Buyer:
     Buyer represents that neither the execution nor delivery of this Agreement, nor the transactions contemplated herein, nor compliance with the terms and conditions of this Agreement will (i) contravene any provision of law or any statute, decree, rule or regulation binding upon Buyer or contravene any judgment, decree, franchise, order or permit applicable to Buyer, (ii) conflict with or result in any breach of any terms, covenants, conditions or provisions of or constitute a default (with or without giving the notice or passage of time or both under any agreement of Buyer or any agreement or other instrument to which Buyer is a party or by which it is bound.


                                   ARTICLE 28

     This Agreement shall be binding on and shall inure to the benefit of the undersigned, their successors, heirs and assigns and may be supplemented, altered, amended, modified or revoked by writing only, signed by both parties. All representations, promises, agreements and indemnities made in this Agreement shall survive the closing. Tyrex and the Buyer acknowledge that there are no statements, warranties or representations between them that are not included in this Agreement, and that this Agreement shall not be modified or changed in any manner, unless in writing and executed by all of the parties hereto.


                                   ARTICLE 29

     This Agreement and its performance shall be construed in accordance with, and governed by, the laws of the State of Wyoming.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date below their respective signatures.
                                   All Energy, Inc. (Buyer)

                                    /s/William C. Kirkwood
                                   President
                                   Date  February 4, 1997

TYREX OIL COMPANY (Seller)

 /s/ Tom N. Richardson
By:  Tom N. Richardson
     President
Date: February 4, 1997


                              Lifetime Associates, Inc. (Buyer)

                               /s/ Tom N. Richardson
                              By:  Tom N. Richardson
                              President
                              Date: February 4, 1997

                              Steve C. Kirkwood (Buyer)

                               /s/ Steve C. Kirkwood
                              Date: February 4, 1997



                              Douglas K. Morton (Buyer)

                               /s/ Douglas K. Morton
                              Date: February 4, 1997


Attest:
 /s/ Doris K. Backus
By:  Doris K. Backus
     Secretary
Date: February 4, 1997

                              WILLIAM C. KIRKWOOD
                                120 SOUTH DURBIN
                                P.O DRAWER 3439
                             CASPER, WYOMING  82602
                                  307-265-5178
                                FAx 307-265-1791

March 12, 1997
Mr. Tom N. Richardson
President
Tyrex Oil Company
P.O. Box 2459
Casper, WY  82602

Re:   Closing date for Purchase and Sale
      Tyrex Oil Company Properties

Dear Tom:

As per our conversation, please let this letter serve as an amendment to the Purchase and Sell Agreement which provides in Article 7 on page 5 of the agreement for a closing date of on or before May 1, 1997 at 9:00 a.m. MST. It is hereby agreed to that the closing date shall be changed to on or before July 1, 1997 at 9:00 a.m. local time.

The additional time will allow for Tyrex to receive the necessary approvals from the SEC and its shareholders, as well as allow for the snow to melt before the Phase 1 environmental audit begins.

Please so indicate your acceptance by signing and returning one copy of this letter.

Very truly yours,

Kirkwood Oil & Gas

/s/ Steve C. Kirkwood

Agreed to and Accepted this 12th day of March, 1997
All Energy, Inc.            Steve C. Kirkwood           Douglas K. Morton
/s/ William C. Kirkwood     /s/ Steve C. Kirkwood      /s/ Douglas K. Morton
by: William C. Kirkwood
President

Lifetime Association, Inc.
/s/ Tom N. Richardson
by: Tom N. Richardson
President